Exhibit 99.1

DynCorp International Announces New CEO

MCLEAN, Va. – (July 11, 2014) – Delta Tucker Holdings, Inc., the parent of DynCorp International, Inc. (“DI”, and together with the Holdings, the “Company”), announced today that S. Gordon Walsh has been named the new chief executive officer (CEO), effective July 21, 2014.

Gordon Walsh joins the Company with more than two decades of deep expertise in aerospace and defense services and a proven track record of exceptional leadership and performance. “Gordon will build on DI’s strong industry position while continuing our legacy of operational excellence,” said Chan Galbato, lead director of Delta Tucker Holdings, Inc. “His experience in logistics solutions, new business development and strategic realignment will enhance DI’s domestic competitiveness while supporting aggressive entry into new markets.”

“As domestic defense spending faces new pressures, international spending and new domestic business lines will provide a robust environment for growth,” said Mr. Galbato, “Gordon is the smart choice to take advantage of the market’s new opportunities.”

Walsh replaces Steven F. Gaffney, who served as CEO from August 2010 – July 2014.

“We are grateful to Steve Gaffney for his leadership over the last four years,” said Mr. Galbato.

About DynCorp International

DynCorp International is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit our blogs or follow DynCorp International on Twitter.

Contact: Beatrice-Madonna Livioco, Beatrice-Madonna.Livioco@dyn-intl.com, (571) 722-0270